Exhibit 21.2

Contango Oil & Gas Company

Corporate Structure

December 31, 2020


Contango Oil & Gas Company
Contango Operators Inc.
Contango Resources, Inc.
Contango Midstream Company
Contaro Company
Contango Alta Investments
37%
23.7%
Exaro Energy III LLC
Alta Resources Investments LLC
8.5%
Alta Energy Canada Partnership GP